Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS SOLID FINANCIAL RESULTS FOR THE

THIRD QUARTER OF 2013

Strong Results in Filtration Led to the Highest Quarterly Sales in Company History

ANN ARBOR, MICHIGAN, November 7, 2013 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the third quarter ended September 30, 2013.

Third Quarter

On a currency adjusted basis, net sales for the third quarter of 2013 improved by 12% or $45 million over the same period in 2012. As reported, net sales were $401 million for the third quarter of 2013 compared with $375 million over the same period last year. The $26 million period-over-period increase in sales was primarily the result of increased sales within the Company’s Filtration and Affinia South America businesses. Year-over-year net sales were negatively impacted by $19 million in unfavorable foreign currency translation, mainly due to a weaker Brazilian Real.

Terry McCormack, President and Chief Executive Officer, commented, “We are pleased to report the highest quarterly sales in our company’s history for the second consecutive quarter. The solid growth in sales was driven by our European and South American filtration businesses. Our European filtration business continues to lead the way by posting double digit growth in the third quarter. We are very pleased with our improvement, as it allows us to continue to provide the highest standard of products and services that our customers have come to expect from Affinia.”

Gross profit for the third quarter of 2013 increased by $5 million to $93 million compared with $88 million in the third quarter of 2012. The increase was attributable to higher revenue partially offset by unfavorable currency translation.

The income before tax provision for the current quarter of 2013 was $20 million compared to $24 million last year. However, the non-GAAP income before tax provision for the third quarter of 2013 was $28 million compared to $25 million last year. (Included in the financial tables is a reconciliation between non-GAAP and GAAP results.)

Affinia’s net income increased by $5 million in the third quarter of 2013 compared to last year. The increase in net income was driven by higher sales and a lower loss from discontinued operations.

Nine Months

On a currency adjusted basis, net sales for the first nine months of 2013 improved by 9% or $101 million over the same period in 2012. As reported, net sales were $1,170 million for the first nine months of 2013 compared with $1,112 million for the first nine months of 2012. The $58 million period-over-period increase in sales was primarily the result of increased sales within the Company’s Filtration and Affinia South America distribution businesses. Year over year net sales were negatively affected by $43 million in unfavorable foreign currency translation, mainly due to a weaker Brazilian Real.

Gross profit for the first nine months of 2013 was $270 million compared to $254 million for the same period in 2012. Gross margin for the first nine months was 23% unchanged from the first nine months of 2012. The increase in gross profit was mainly due to the increase in sales volume and a decrease in material and manufacturing costs, partially offset by unfavorable currency translation effects.

The income before tax provision for the first nine months of 2013 was $33 million compared to $59 million last year. However, the non-GAAP income before tax provision for the first nine months of 2013 was $76 million compared to $58 million last year.

Net income increased in the first nine months of 2013 to $14 million in comparison to a net loss of $22 million in the first nine months of 2012 due mainly to a lower loss from discontinued operations, net of tax and offset by an increase in loss on extinguishment of debt and additional interest expense related to the company’s debt refinancing, which occurred during the second quarter. As part of the refinancing, we incurred $15 million to extinguish debt and additional interest of $12 million related to the write-off of unamortized deferred debt issuance costs and an additional one time interest expense.

Year-to-date cash from operations was $69 million compared to $88 million in the same period in 2012. The $19 million year over year decrease in cash from operations was attributable to higher change in accounts receivable and other operating assets. The third quarter cash from operations was significantly higher than last year and as a result net debt decreased $33 million from the end of the second quarter of 2013 to the end of the third quarter 2013.

“With the completion of a global transformation plan and recent refinancing in the second quarter behind us we are very pleased with the cash flow generated in the third quarter. We reached $43 million of operating cash flow in the third quarter in comparison to $9 million last year. We believe that we will continue to generate free cash flow and make strides in lowering our debt levels in the future,” stated Steven Klueg, Senior Vice President and Chief Financial Officer.”

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Net sales	$375	$401	$1,112	$1,170
Cost of sales	(287)	(308)	(858)	(900)

Gross profit	88	93	254	270
Selling, general and administrative expenses	(50)	(57)	(148)	(161)

Operating profit	38	36	106	109
Loss on extinguishment of debt	—	—	(1)	(15)
Other income (loss), net	2	(1)	2	(3)
Interest expense	(16)	(15)	(48)	(58)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	24	20	59	33
Income tax provision	(10)	(9)	(24)	(16)
Equity in income (loss), net of tax	1	(2)	1	(2)

Net income from continuing operations	15	9	36	15
Loss from discontinued operations, net of tax	(10)	—	(57)	(1)

Net income (loss)	5	9	(21)	14
Less: net income attributable to noncontrolling interest, net of tax	1	—	1	—

Net income (loss) attributable to the Company	$4	$9	$(22)	$14

Affinia Group Intermediate Holdings Inc.

Supplemental Data

(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of Affinia Group Intermediate Holdings Inc. business and operating performance.

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	$24	$20	$59	$33
Loss on extinguishment of debt(1)	—	—	1	15
Legal settlements and reserves(2)	—	6	(4)	11
One-time interest expense related to refinancing(3)	—	—	—	12
Currency effects(4)	—	2	—	3
Restructuring(5)	1	—	2	2

Non-GAAP income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	$25	$28	$58	$76

Management believes it is useful in evaluating performance during a particular time period to review the supplemental non-GAAP financial measures, excluding one-time charges, in order to provide comparability and consistency with historical operating results. The following further explains the one-time charges:

(1)	Loss on extinguishment of debt. Our non-GAAP financial measures exclude the loss on the extinguishment of debt, which was higher in 2013 due to our refinancing in the second quarter of 2013.
(2)	Legal settlements and reserves. Our non-GAAP financial measures exclude a one-time legal settlement, a reserve for environmental, and a reserve for a legal case related to a company that was sold in 2010.
(3)	One-time interest expense related to refinancing. Our non-GAAP financial measures exclude additional interest of $12 million related to the write-off of unamortized deferred debt issuance costs and an additional one time interest expense.
(4)	Restructuring charges. Our non-GAAP financial measures exclude restructuring charges, and any subsequent changes in estimates, as they relate to our restructuring activities.
(5)	Currency effects. Our non-GAAP financial measures exclude the currency effect that was calculated by comparing the local currency for all international locations for both periods, each at the current year exchange rate, to determine the impact of the currency between periods. The currency effects provide a clearer understanding of the operating results of our foreign entities because they exclude the varying effects that changes in foreign currency exchange rates may have on the results.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, November 8, 2013 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (866) 515-2907 within the United States and Canada or (617) 399-5121 for international callers and enter participant code 18235492. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2012. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward–looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.